Exhibit 99.1

OCEAN POWER TECHNOLOGIES, INC. ANNOUNCES CLOSING OF PUBLIC OFFERING OF COMMON STOCK

PENNINGTON, NEW JERSEY, MAY 2, 2017 — OCEAN POWER TECHNOLOGIES, INC. (NASDAQ: OPTT), today announced the closing of its previously announced underwritten public offering of 5,385,000 shares of its common stock at an offering price of $1.30 per share. In addition, the underwriter exercised the over-allotment option to purchase an additional 807,750 shares of common stock. Gross proceeds to Ocean Power Technologies, Inc. from this offering are approximately $8.1 million and net proceeds are approximately $7.2 million after deducting underwriting discounts and commissions and other offering expenses payable by Ocean Power Technologies, Inc.

Aegis Capital Corp. acted as the sole book-running manager for the offering.

A registration statement on Form S-1 (File No. 333-217209) relating to these securities has been filed with the Securities and Exchange Commission and became effective on April 26, 2017.

The offering was made only by means of a prospectus. A copy of the prospectus relating to the offering may be obtained by contacting Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019, telephone: 212-813-1010, e-mail: prospectus@aegiscap.com. Investors may also obtain these documents at no cost by visiting the SEC's website at http://www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ocean Power Technologies, Inc.

Headquartered in New Jersey, Ocean Power Technologies aspires to transform the world through durable, innovative and cost-effective ocean energy solutions.  Our PB3 PowerBuoy uses ocean waves to provide clean, reliable and persistent electric power and real-time communications for remote offshore applications in markets such as oil and gas, defense, security, ocean observing, telecommunications and more.  To learn more, visit www.oceanpowertechnologies.com

Cautionary Statement Regarding Forward Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's Registration Statement on Form S-1 and most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact:

Company Contact:
Matthew T. Shafer
Chief Financial Officer of OPT
Phone: 609-730-0400

Investor Relations Contact:
Andrew Barwicki
Barwicki Investor Relations Inc.
Phone: 516-662-9461